                                                                                                                                  EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 30, 2002

Ladies and Gentlemen:

We have read paragraphs one through four of Item 4 included in the Form 8-K dated May 1, 2002 of Mississippi Chemical Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By /s/ Tim Cantrell
     Timothy R. Cantrell

bch

Copy to:
Mr. Timothy A. Dawson
Senior Vice President and Chief Financial Officer
Mississippi Chemical Corporation